CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 23, 2015, relating to the financial statements and financial highlights, which appear in the December 31, 2014 Annual Report to Stockholders of Tri-Continental Corporation, which are also incorporated by reference into the Registration Statement, and to the use of our report dated February 23, 2015 relating to the “Senior Securities - $2.50 Cumulative Preferred Stock” schedule included therein. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Minneapolis, Minnesota

April 29, 2015